UNITED STATES

SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)	January 30, 2009

Commission File Number 333-119566

DYNAMIC ALERT LIMITED
(Exact name of registrant as specified in its charter)

Nevada		98-0430746

State or other jurisdiction of		(I.R.S. Employer
incorporation or organization		Identification No.)

10004 – 103 Street, Ste 3218, Fort Saskatchewan, AB T8L 2B0 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (780) 668-7664

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

As previously reported, on October 20, 2008, Dynamic Alert Limited entered into an Asset Purchase Agreement with Cannex Therapeutics LLC., whereby Dynamic Alert agreed to purchase all of Cannex’s rights titles and interests in Cannex’s cannabis research and development business. The assets to be purchased includes but is not limited to Cannex’s website, client base, all hardware and software, intellectual property, billing system and all rights, properties, patents, trademarks and formulas pertaining to Cannex’s cannabis research and business. All assets to be acquired under this agreement are to free of all liabilities, contingent liabilities, encumbrances or obligations. Cannex agreed that following the sale of its assets to Dynamic Alert that neither it nor its affiliates will compete in the cannabis research and development business. Under the Asset Purchase Agreement, Dynamic agreed to issue to Cannex 1 million restricted shares of its common stock as consideration for the assets of Cannex.

On January 30, 2009, after completing its due diligence, the Company decided not to complete the transactions contemplated by the Asset Purchase Agreement with Cannex Therapeutics LLC. and terminated the agreement in accordance with the terms thereof.

There are no material relationships between the company and any of the parties outside of the agreement and the Company did not incur any early termination penalties.

ITEM 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 19, 2008, the Board of Directors of Dynamic Alert Limited (the “Company”) received the resignation of Dr. Robert Melamede as a member of the Company’s Board of Directors (the “Board”) to be effective immediately.

On January 30, 2009 the Board of Directors of Dynamic Alert Limited (the “Company”) received the resignation of Mr. Richard Cowan as the Company’s President, CEO and member of the Board of Directors, to be effective immediately.

On January 12, 2009, the Board elected Ms. Marlene Morin as the fourth member of the Board of Directors. Subsequently, on January 30, 2009, the Board appointed Ms. Marlene Morin as the Company’s President and CEO. Ms. Morin has completed her third year of the Certified General Accounting Diploma (CGA). She is currently registered at the University of Athabasca working toward a Business Administration Degree. In 1982 Ms. Morin graduated with a Diploma from St. Lawrence College, Ste-Foy, Quebec. From January 2001 through March 2007, Ms. Morin was a Consultant/Office Manager for the Missionary Oblates in St. Albert, Alberta. Ms. Morin has owned her own consulting business since 2005. Her contracts currently include consulting to the Alberta Volunteer organization, in Edmonton, Alberta; Executive Director for the Lac Ste Anne Pilgrimage, in Lac Ste Anne, Alberta; and Director of Finance for the Covenant Health in Alberta.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:

January 30, 2009

DYNAMIC ALERT LIMITED

By: /s/ Marlene Morin Name: Marlene Morin Title: Chief Executive Officer